Exhibit 99.1

FOR IMMEDIATE RELEASE

July 23, 2015

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED REPORTS RECORD NET INCOME,

21% YEAR-OVER-YEAR INCREASE IN EARNINGS PER COMMON SHARE

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2015 second quarter of $196 million, or a $32 million increase from the year-ago quarter. Earnings per common share for the 2015 second quarter were $0.23, an increase of $0.04 from the year-ago quarter. Return on average assets was 1.16%, while return on average tangible common equity was 14.4%.

“We reported good quarterly earnings that are increasingly being driven by our differentiated strategy and disciplined execution,” said Steve Steinour, chairman, president and CEO. “I am pleased with the momentum we displayed this quarter in total revenue, posting growth of 9% year-over-year. Both net interest income and fee income contributed meaningfully to revenue performance. We received an immediate benefit to our earnings from Huntington Technology Finance, while robust mortgage lending volume drove growth in mortgage banking income. Our capital markets and treasury management businesses, among others, also produced strong results.”

“The success we are seeing on the revenue front provides us the important opportunity to invest further in our business, though we continue to pace these investments to ensure attainment of full-year positive operating leverage,” Steinour said. “We also remain pleased with the credit performance of our portfolio.”

The Board of Directors declared a quarterly cash dividend on the company’s common stock of $0.06 per common share. The dividend is payable October 1, 2015, to shareholders of record on September 17, 2015. During the 2015 second quarter, the company repurchased 8.8 million common shares at an average price of $11.20 per share.

Specific 2015 Second Quarter highlights compared with 2014 Second Quarter:

•	$64 million, or 9%, increase in fully-taxable equivalent revenue, split evenly between a $32 million, or 7%, increase in fully-taxable equivalent net interest income and a $32 million, or 13%, increase in noninterest income

•	$2.9 billion, or 6%, increase in average loans and leases

•	$1.6 billion, or 14%, increase in average securities, including a net increase of $0.8 billion of direct purchase municipal instruments originated by our Commercial segment

•	$4.4 billion, or 9%, increase in average total deposits, driven by a $3.6 billion, or 8%, increase in average core deposits

•	Net charge-offs declined to 0.21% of average loans and leases, down from 0.25%

•	$0.23, or 4%, increase in tangible book value per common share to $6.71; end of period dividend yield of 2.1%

Table 1 – Earnings Performance Summary

	2015		2014
($ in millions, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Net Income	$196.2	$165.9	$163.6	$155.0	$164.6
Diluted earnings per common share	0.23	0.19	0.19	0.18	0.19

Return on average assets	1.16%	1.02%	1.00%	0.97%	1.07%
Return on average common equity	12.3	10.6	10.3	9.9	10.8
Return on average tangible common equity	14.4	12.2	11.9	11.4	12.4
Net interest margin	3.20	3.15	3.18	3.20	3.28
Efficiency ratio	61.7	63.5	66.2	65.3	62.7

Tangible book value per common share	$6.71	$6.62	$6.62	$6.53	$6.48
Cash dividends declared per common share	0.06	0.06	0.06	0.05	0.05
Average diluted shares outstanding (000’s)	820,238	823,809	825,338	829,623	834,687

Average earning assets	$62,569	$61,193	$60,010	$58,707	$57,077
Average loans and leases (1)	47,899	47,780	47,092	46,113	45,024
Average core deposits	49,192	48,777	47,638	46,119	45,611

Tangible common equity / tangible assets ratio	7.91%	7.95%	8.17%	8.35%	8.38%
Common equity Tier 1 risk-based capital ratio	9.65	9.51	N/A	N/A	N/A
Tier 1 common risk-based capital ratio	N/A	N/A	10.23	10.31	10.26

NCOs as a % of average loans and leases	0.21%	0.20%	0.20%	0.26%	0.25%
NAL ratio	0.75	0.76	0.63	0.70	0.71
ACL as a % of total loans and leases	1.34	1.38	1.40	1.47	1.50

N/A denotes quarters in which the calculation did not apply

(1)	Excludes loans held for sale; $1 billion of automobile loans were moved to held for sale at end of 2015 first quarter.

Table 2 lists certain items that Management believes are significant in understanding corporate performance and trends (see Basis of Presentation). There were no Significant Items in the 2015 second quarter. The quarter did contain $2 million of expenses related to the acquisition of Macquarie Equipment Finance, subsequently rebranded Huntington Technology Finance (“HTF”). Merger-related expense may be a Significant Item for the 2015 full year.

Table 2 – Significant Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
(in millions, except per share)	Amount	Amount (1)	EPS (2)
June 30, 2015 – net income (3)		$196	$0.23

March 31, 2015 – net income (3)		$166	$0.19

December 31, 2014 – net income		$164	$0.19
• Addition to litigation reserves	$(12)	(8)	(0.01)
• Franchise repositioning related expense	(9)	(6)	(0.01)

September 30, 2014 – net income		$155	$0.18
• Franchise repositioning related expense	$(19)	(13)	(0.02)
• Merger and acquisition related net expenses	(3)	(2)	(0.00)

June 30, 2014 – net income (4)		$165	$0.19
• Merger and acquisition related net expenses	(1)	(1)	(0.00)

(1)	Favorable (unfavorable) impact on net income; 35% operating tax rate

(2)	EPS reflected on a fully diluted basis
(3)	2015 Second Quarter and 2015 First Quarter included $2 million and $3 million, respectively, of merger-related expense that was not a Significant Item for the quarter, but merger-related expense may be a Significant Item for the 2015 full year.
(4)	2014 Second Quarter included $1 million of merger-related expense that was not originally reflected as a Significant Item for the quarter, but merger and acquisition-related net expense was a Significant Item for the 2014 full year, and thus is included in this table.

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary – HTF Drives Linked Quarter NIM Expansion

	2015		2014
($ in millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Change (%)
						LQ	YOY
Net interest income	$490.7	$467.7	$473.3	$466.3	$460.0	5%	7%
FTE adjustment	8.0	7.6	7.5	7.5	6.6	5	20

Net interest income - FTE	498.6	475.2	480.8	473.8	466.7	5	7
Noninterest income	281.8	231.6	233.3	247.3	250.1	22	13

Total revenue - FTE	$780.4	$706.9	$714.1	$721.2	$716.8	10%	9%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	3.45%	3.38%	3.41%	3.44%	3.53%	7	(8)
Total loans and leases	3.65	3.56	3.60	3.66	3.75	9	(10)
Total securities	2.65	2.57	2.65	2.54	2.57	9	9

Total interest-bearing liabilities	0.36	0.32	0.32	0.33	0.34	3	1
Total interest-bearing deposits	0.22	0.22	0.23	0.23	0.25	0	(4)

Net interest rate spread	3.09	3.06	3.09	3.11	3.19	3	(10)
Impact of noninterest-bearing funds on margin	0.11	0.09	0.09	0.09	0.09	2	2

Net interest margin	3.20%	3.15%	3.18%	3.20%	3.28%	5	(8)

See Pages 7-8 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2015 second quarter increased $32 million, or 7%, from the 2014 second quarter. This reflected the benefit from the $5.5 billion, or 10%, increase in average earning assets partially offset by an 8 basis point reduction in the FTE net interest margin (NIM) to 3.20%. Average earning asset growth included a $2.9 billion, or 6%, increase in average loans and leases, a $1.6 billion, or 14%, increase in average securities, and a $1.0 billion increase in average loans held-for-sale. The NIM contraction reflected an 8 basis point decrease related to the mix and yield of earning assets and 2 basis point increase in funding costs, partially offset by the 2 basis point increase in the benefit from noninterest-bearing funds.

Compared to the 2015 first quarter, FTE net interest income increased $23 million, or 5%. Average earning assets increased $1.4 billion, or 2%, sequentially, while the NIM increased 5 basis points. The increase in the NIM primarily reflected the addition of higher yielding assets from the HTF acquisition, which contributed 7 basis points to the NIM expansion, partially offset by continued pricing pressure across all asset classes. During the 2015 second quarter, FTE net interest income and the NIM also benefitted by $3 million and 2 basis points, respectively, from prepayment penalties within the securities portfolio.

Table 4 – Average Earning Assets – Automobile and C&I Continue to Provide Primary Sources of Loan Growth

	2015		2014
(in billions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Change (%)
						LQ	YOY
Average Loans and Leases
Commercial and industrial	$19.8	$19.1	$18.9	$18.6	$18.3	4%	9%
Commercial real estate	5.2	5.2	5.1	5.0	5.0	0	3

Total commercial	25.0	24.3	24.0	23.5	23.3	3	7

Automobile	8.1	8.8	8.5	8.0	7.3	(8)	10
Home equity	8.5	8.5	8.5	8.4	8.4	0	2
Residential mortgage	5.9	5.8	5.8	5.7	5.6	1	4
Other consumer	0.5	0.4	0.4	0.4	0.4	6	18

Total consumer	22.9	23.5	23.1	22.6	21.7	(3)	5

Total loans and leases	47.9	47.8	47.1	46.1	45.0	0	6

Total securities	13.3	12.9	12.5	12.2	11.7	3	14
Held-for-sale and other earning assets	1.4	0.5	0.5	0.4	0.4	187	259
Total earning assets	$62.6	$61.2	$60.0	$58.7	$57.1	2%	10%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2015 second quarter increased $5.5 billion, or 10%, from the year-ago quarter, driven by:

•	$1.6 billion, or 9%, increase in average Commercial and Industrial (C&I) loans and leases, primarily reflecting the $0.8 billion of equipment finance leases acquired in the HTF transaction as well as growth in the international vertical and corporate banking.

•	$1.6 billion, or 14%, increase in average securities, reflecting an increase of $1.8 billion of Liquidity Coverage Ratio (LCR) Level 1 qualified securities. The 2015 second quarter’s average balance also included $1.7 billion of direct purchase municipal instruments originated by our Commercial segment, up $0.8 billion from the year-ago quarter.

•	$1.0 billion increase in average loans held-for-sale, primarily related to automobile loans that were securitized and sold late in the quarter.

•	$0.7 billion, or 10%, increase in average Automobile loans, despite the impact of the previously mentioned automobile loan securitization. The 2015 second quarter represented the sixth consecutive quarter of greater than $1.0 billion in automobile loan originations.

Compared to the 2015 first quarter, average earning assets increased $1.4 billion, or 2%. This increase reflected a $0.9 billion increase in loans held-for-sale and a $0.7 billion, or 4%, increase in C&I loans, resulting from the $0.8 billion of equipment finance leases acquired in the HTF transaction, partially offset by a $0.7 billion decrease in automobile loans. The increase in loans held-for-sale and the decrease in the automobile loans were impacted by the movement of $1 billion of automobile loans to held for sale at the end of the 2015 first quarter as well as the subsequent securitization and sale of $750 million of automobile loans during the 2015 second quarter.

Table 5 – Average Liabilities –Robust Growth in Noninterest Bearing and Interest Bearing Demand Deposits Continues

	2015		2014
	Second	First	Fourth	Third	Second	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Deposits
Demand deposits - noninterest bearing	$15.9	$15.3	$15.2	$14.1	$13.5	4%	18%
Demand deposits - interest bearing	6.6	$6.2	$5.9	$5.9	$5.9	7	11

Total demand deposits	22.5	21.4	21.1	20.0	19.4	5	16
Money market deposits	18.8	19.4	18.4	17.9	17.7	(3)	6
Savings and other domestic deposits	5.3	5.2	5.1	5.0	5.1	2	4
Core certificates of deposit	2.6	2.8	3.1	3.2	3.4	(6)	(23)

Total core deposits	49.1	48.8	47.6	46.1	45.6	1	8
Other domestic deposits of $250,000 or more	0.2	0.2	0.2	0.2	0.3	(6)	(30)
Brokered deposits and negotiable CDs	2.7	2.6	2.4	2.3	2.1	4	30
Other deposits	0.6	0.6	0.5	0.4	0.3	1	78

Total deposits	52.6	52.1	50.8	49.0	48.3	1	9

Short- and long-term borrowings	7.3	6.3	6.6	7.2	6.3	17	16
Total Interest-bearing liabilities	$44.0	$43.1	$42.2	$42.0	$41.1	2%	7%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average total deposits for the 2015 second quarter increased $4.4 billion, or 9%, from the year-ago quarter, including a $3.6 billion, or 8%, increase in average total core deposits. The growth in average total core deposits more than fully funded the year-over-year increase in average total loans and leases. The increase in total deposits included $0.7 billion of deposits acquired in the Bank of America branch acquisition. Average total interest-bearing liabilities increased $2.9 billion, or 7%, from the year-ago quarter. Year-over-year changes in total liabilities reflected:

•	$2.4 billion, or 18%, increase in noninterest bearing deposits, reflecting a $2.1 billion, or 19%, increase in commercial noninterest bearing deposits and a $0.4 billion, or 15%, increase in consumer noninterest bearing deposits.

•	$1.1 billion, or 6%, increase in money market deposits, reflecting continued banker focus across all segments on obtaining our customers’ full deposit relationship.

•	$1.0 billion, or 16%, increase in short- and long-term borrowings, primarily reflecting a cost-effective method of funding LCR-related securities growth. The increase reflected the issuance of $1.0 billion and $0.8 billion of bank-level senior debt during the 2015 first quarter and 2014 second quarter, respectively, as well as $0.5 billion of debt assumed in the HTF acquisition, partially offset by a $0.6 billion reduction in short-term borrowings.

•	$0.6 billion, or 30%, increase in brokered deposits and negotiable CDs, which were used to efficiently finance balance sheet growth while continuing to manage the overall cost of funds.

Partially offset by:

•	$0.8 billion, or 23%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to low- and no-cost demand deposits and money market deposits.

Compared to the 2015 first quarter, average total interest-bearing liabilities increased $0.9 billion, or 2%, primarily reflecting a $1.0 billion, or 17%, increase in short- and long-term borrowings related to the 2015 first quarter bank-level senior debt issuance. While not affecting average balances, $0.8 billion of bank-level senior debt was issued at the end of the 2015 second quarter.

Noninterest Income

Table 6 – Noninterest Income – Robust Mortgage Banking Income and Auto Securitization Gain Highlight Quarter

	2015		2014
	Second	First	Fourth	Third	Second	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Income
Service charges on deposit accounts	$70.1	$62.2	$67.4	$69.1	$72.6	13%	(3)%
Trust services	26.6	29.0	28.8	28.0	29.6	(9)	(10)
Electronic banking	30.3	27.4	28.0	27.3	26.5	10	14
Mortgage banking income	38.5	23.0	14.0	25.1	22.7	68	70
Brokerage income	15.2	15.5	16.1	17.2	17.9	(2)	(15)
Insurance income	17.6	15.9	16.3	16.7	16.0	11	10
Bank owned life insurance income	13.2	13.0	15.0	14.9	13.9	1	(5)
Capital markets fees	13.2	13.9	13.8	10.2	10.5	(5)	26
Gain on sale of loans	12.5	4.6	5.4	8.2	3.9	171	218
Securities (losses) gains	0.1	—	(0.1)	0.2	0.5	NM	(83)
Other income	44.6	27.1	28.7	30.4	36.0	65	24

Total noninterest income	$281.8	$231.6	$233.3	$247.3	$250.1	22%	13%

See Pages 9-10 of Quarterly Financial Supplement for additional detail.

Noninterest income for the 2015 second quarter increased $32 million, or 13%, from the year-ago quarter. HTF contributed $12 million of noninterest income during the 2015 second quarter. The year-over-year increase primarily reflected:

•	$16 million, or 70%, increase in mortgage banking income, including an 84% increase in origination and secondary marketing revenues, reflecting higher gain on sale margin and a 75% increase in volume sold, and a $7 million net benefit from MSR hedging activities.

•	$9 million, or 218%, increase in gain on sale of loans, including the $5 million gain from the automobile loan securitization.

•	$9 million, or 24%, increase in other income, primarily reflecting equipment operating lease income related to HTF.

•	$4 million, or 14%, increase in electronic banking, due to higher card related income and underlying customer growth.

•	$3 million, or 26%, increase in capital market fees, primarily related to customer foreign exchange and commodities derivatives products.

Partially offset by:

•	$3 million, or 3%, decrease in service charges on deposit accounts as growth in commercial deposit service charges, coupled with a 7% increase in consumer checking households, partially offset the estimated $6 million quarterly run-rate decline from the late July 2014 implementation of changes in consumer products.

•	$3 million, or 10%, decrease in trust services, primarily related to our fiduciary trust businesses moving to a more open architecture platform and a decline in assets under management in proprietary mutual funds following the 2014 second quarter transition of the fixed income Huntington Funds to a third party.

•	$3 million, or 15%, decrease in brokerage income, primarily reflecting a shift from upfront commission income to trail options and an increase in the sale of new open architecture advisory products.

Compared to the 2015 first quarter, total noninterest income increased $50 million, or 22%. Other income increased $17 million, or 65%, including $12 million related to HTF. Mortgage banking income increased $16 million, or 68%, primarily driven by a $10 million increase in net MSR hedging activities as well as a $6 million, or 32%, increase in origination and secondary marketing income, reflecting a 48% increase in mortgage production volume as well as higher loan sales. Service charges on deposit accounts increased $8 million, or 13%, as the quarter benefitted from continued growth in consumer households and business relationships, as well as seasonality. Gain on sale of loans increased $8 million, or 171%, primarily reflecting a $5 million automobile loan securitization gain.

Noninterest Expense (see Basis of Presentation)

Table 7 – Noninterest Expense from Continuing Operations (GAAP) – Acquisitions and Personnel Drive Increase in Noninterest Expense

	2015		2014
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Change (%)
(in millions)						LQ	YOY
Noninterest Expense
Personnel costs	$282.1	$264.9	$263.3	$275.4	$260.6	6%	8%
Outside data processing and other services	58.5	50.5	53.7	53.1	54.3	16	8
Net occupancy	28.9	31.0	31.6	34.4	28.7	(7)	1
Equipment	31.7	30.2	32.0	30.2	28.7	5	10
Professional services	12.6	12.7	15.7	13.8	17.9	(1)	(30)
Marketing	15.0	13.0	12.5	12.6	14.8	16	1
Deposit and other insurance expense	11.8	10.2	13.1	11.6	10.6	16	11
Amortization of intangibles	10.0	10.2	10.7	9.8	9.5	(2)	5
Other expense	41.2	36.1	50.9	39.5	33.4	14	23

Total noninterest expense	$491.8	$458.9	$483.3	$480.3	$458.6	7%	7%

(in thousands)
Number of employees (Average full-time equivalent)	12.3	11.9	11.9	11.9	12.0	3%	2%

Table 8 - Impacts of Significant Items

	2015		2014
	Second Quarter (1)	First Quarter (2)	Fourth Quarter	Third Quarter	Second Quarter (3)
(in millions)
Noninterest Expense
Personnel costs	$0.3	$0.0	$2.2	$15.3	$0.0
Outside data processing and other services	0.8	0.1	0.3	0.3	0.6
Net occupancy	0.0	0.0	4.1	5.2	0.1
Equipment	0.0	0.0	2.0	0.1	0.0
Professional services	0.4	3.3	0.0	0.0	0.1
Marketing	0.0	0.0	0.0	0.8	0.0
Other expense	0.0	0.0	11.6	1.1	0.0

Total noninterest expense	$1.5	$3.4	$20.3	$22.8	$0.8

(1)	Includes $2 million of merger-related expense that was not a Significant Item for the quarter, but is expected to be a Significant Item for the 2015 full year.
(2)	Includes $3 million of merger-related expense that was not a Significant Item for the quarter, but is expected to be a Significant Item for the 2015 full year.
(3)	Includes $1 million of merger-related expense that was not originally reflected as a Significant Item for the quarter, but was a Significant Item for the 2014 full year.

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2015		2014
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Change (%)
(in millions)						LQ	YOY
Noninterest Expense
Personnel costs	$281.8	$264.9	$261.1	$260.1	$260.6	6%	8%
Outside data processing and other services	57.8	50.5	53.4	52.8	53.7	14	8
Net occupancy	28.9	31.0	27.4	29.2	28.6	(7)	1
Equipment	31.7	30.2	30.0	30.1	28.7	5	10
Professional services	12.2	9.4	15.7	13.8	17.8	29	(32)
Marketing	15.0	13.0	12.5	11.8	14.8	16	1
Deposit and other insurance expense	11.8	10.2	13.1	11.6	10.6	16	11
Amortization of intangibles	10.0	10.2	10.7	9.8	9.5	(2)	5
Other expense	41.2	36.1	39.2	38.4	33.4	14	23

Total noninterest expense	$490.3	$455.5	$463.0	$457.5	$457.9	8%	7%

See Page 9 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2015 second quarter increased $33 million, or 7%, from the year-ago quarter. HTF contributed $16 million of noninterest expense during the 2015 second quarter. Changes in reported noninterest expense primarily reflect:

•	$22 million, or 8%, increase in personnel costs, related to an $18 million increase in salaries, reflecting the May implementation of annual merit increases and a 2% increase in the number of average full-time equivalent employees, and a $4 million increase in benefits expense. HTF accounted for $7 million of incremental personnel expense and 167 of the average full-time equivalent employees.

•	$8 million, or 23%, increase in other expense, primarily reflecting $7 million of equipment operating lease expense from HTF.

•	$4 million, or 8%, increase in outside data processing and other services expense, primarily related to technology investments.

Partially offset by:

•	$5 million, or 30%, decrease in professional services expense as the year-ago quarter included $5 million of one-time consulting expense related to strategic planning.

Reported noninterest expense increased $33 million, or 7%, from the 2015 first quarter. On a reported basis, personnel costs increased $17 million, or 6%, as a result of annual merit increases implemented in May and a 3% increase in the number of average full-time equivalent employees, as well as the incremental $7 million of personnel expense related to HTF. Outside data processing and other services expense increased $8 million, or 16%, primarily related to ongoing technology investments. Other expense increased $5 million, or 14%, from the prior quarter, primarily reflecting equipment operating lease expense related to HTF.

Credit Quality

Table 10 – Credit Quality Metrics – Credit Dividend Continues as NCOs Remain Below the Long-Term Goal, and NPAs Ease Sequentially

	2015		2014
($ in thousands)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Total nonaccrual loans and leases	$364,339	$364,413	$300,244	$325,765	$324,957
Total other real estate, net	29,232	33,951	35,039	36,270	34,695
Other NPAs (1)	2,440	2,440	2,440	2,440	2,440

Total nonperforming assets	$396,011	$400,804	$337,723	$364,475	$362,092
Accruing loans and leases past due 90 days or more	106,878	112,935	130,481	142,126	137,008

NPAs + accruing loans and lease past due 90 days or more	$502,889	$513,739	$468,204	$506,601	$499,100

NAL ratio (2)	0.75%	0.76%	0.63%	0.70%	0.71%
NPA ratio (3)	0.81	0.84	0.71	0.78	0.79
(NPAs+90 days)/(Loans+OREO)	1.03	1.08	0.98	1.08	1.08

Provision for credit losses	$20,419	$20,591	$2,494	$24,480	$29,385
Net charge-offs	25,375	24,432	22,975	30,023	28,643
Net charge-offs / Average total loans	0.21%	0.20%	0.20%	0.26%	0.25%

Allowance for loans and lease losses	$599,542	$605,126	$605,196	$631,036	$635,101
Allowance for unfunded loan commitments and letters of credit	55,371	54,742	60,806	55,449	56,927

Allowance for credit losses (ACL)	$654,913	$659,868	$666,002	$686,485	$692,028

ACL as a % of:
Total loans and leases	1.34%	1.38%	1.40%	1.47%	1.50%
NALs	180	181	222	211	213
NPAs	165	165	197	188	191

(1)	Other nonperforming assets includes certain impaired investment securities.
(2)	Total NALs as a % of total loans and leases.
(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.

See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Overall asset quality remains strong, with modest volatility based on the absolute low level of problem credits. Nonaccrual loans and leases (NALs) increased $39 million, or 12%, from the year ago quarter to $364 million, or 0.75% of total loans and leases, with the increase primarily associated with a small number of loan relationships. Nonperforming assets (NPAs) increased $34 million, or 9%, to $396 million, or 1.03% of total loans and leases, OREO, and other NPAs. NALs were essentially flat with the prior quarter, while NPAs decreased $5 million, or 1%, from the prior quarter due to a $5 million decrease in residential OREO.

The provision for credit losses decreased $9 million, or 31%, year-over-year to $20 million in the 2015 second quarter. Net charge-offs (NCOs) decreased $3 million, or 11%, to $25 million. NCOs represented an annualized 0.21% of average loans and leases in the current quarter, consistent with the prior quarter results and down from 0.25% in the year-ago quarter. We continue to be pleased with the net charge-off performance across the entire portfolio. Consumer credit metrics continue to show an improving trend while the commercial portfolios continue to experience some quarter-to-quarter volatility based on the absolute low level of problem loans.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.34% from 1.50% a year ago, while the ACL as a percentage of period-end total NALs declined to 180% from 213%. Management believes the level of the ACL is appropriate given the improvement in the credit quality of the overall loan and lease portfolio.

Capital

Table 11 – Capital Ratios – Capital Levels Support Continued Balance Sheet Growth and Capital Return to Shareholders

		2015		2014
(in millions)		Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Tangible common equity / tangible assets ratio		7.91%	7.95%	8.17%	8.35%	8.38%
Common equity tier 1 risk-based capital ratio(1)	Basel III	9.65%	9.51%	N/A	N/A	N/A
Tier 1 common risk-based capital ratio	Basel I	N/A	N/A	10.23%	10.31%	10.26%
Regulatory Tier 1 risk-based capital ratio(1)	Basel III	10.41%	10.22%	N/A	N/A	N/A
	Basel I	N/A	N/A	11.50%	11.61%	11.56%
Regulatory Total risk-based capital ratio(1)	Basel III	12.62%	12.48%	N/A	N/A	N/A
	Basel I	N/A	N/A	13.56%	13.72%	13.67%
Total risk-weighted assets(1)	Basel III	$57,850	$57,840	N/A	N/A	N/A
	Basel I	N/A	N/A	$54,479	$53,239	$53,035

(1)	June 30, 2015 figures are estimated and are presented on a Basel III basis, including the standardized approach for calculating risk-weighted assets.

N/A denotes quarters in which the calculation did not apply

See Pages 15-16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 7.91% at June 30, 2015, down 47 basis points from a year ago. On a Basel III basis, Common Equity Tier 1 (CET1) risk-based capital ratio was 9.65% at June 30, 2015, and the regulatory Tier 1 risk-based capital ratio was 10.41%. On a Basel I basis, the Tier 1 common risk-based capital ratio was 10.26% at June 30, 2014, and the regulatory Tier 1 risk-based capital ratio was 11.56%. All capital ratios were impacted by the repurchase of 22.8 million common shares over the last four quarters.

During the 2015 second quarter, the company repurchased 8.8 million common shares at an average price of $11.20 per share under the $366 million repurchase authorization included in the 2015 CCAR capital plan.

Income Taxes

The provision for income taxes in the 2015 second quarter was $64 million and $57 million in the 2014 second quarter. The effective tax rates for the 2015 second quarter and 2014 second quarter were 24.6% and 25.9%, respectively. At June 30, 2015, we had a net federal deferred tax asset of $31 million and a net state deferred tax asset of $43 million.

Expectations – 2015

“We are bullish about the Midwest economy creating increasing opportunities for us with both our consumer and business customers,” Steinour said. “We saw momentum build across our businesses as loan and deposit growth accelerated in the back half of the quarter and our pipelines grew. We will continue to grow our loan portfolio prudently while remaining aligned with our aggregate moderate-to-low risk appetite. We also will deliver full-year positive operating leverage as we balance investment in the businesses for the long term, including digital technology, data analytics, and in-store branches, with the near-term revenue outlook.”

The commitment to positive operating leverage for full-year 2015, excluding Significant Items and net MSR activity, is both inclusive and exclusive of the impact of HTF. We continue to expect noninterest expense growth of 2-4% for the year, excluding Significant Items and the recurring expense related to HTF. On a reported basis, we expect quarterly noninterest expense will remain near the 2015 second quarter level for the remainder of 2015.

Overall, asset quality metrics are expected to remain near current levels across the portfolio. Moderate quarterly volatility is expected given the absolute low level of problem assets and credit costs. We anticipate NCOs will remain within or below our long-term normalized range of 35 to 55 basis points.

The effective tax rate for the remainder of 2015 is expected to be in the range of 24% to 27%.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on July 23, 2015, at 10:00 a.m. (Eastern Daylight Saving Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (844) 318-8148; Conference ID# 11113310. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through July 30, 2015 at (855) 859-2056 or (404) 537-3406; conference ID# 11113310.

Please see the 2015 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington’s website, www.huntington.com.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2014 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2014 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized Data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $69 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of more than 700 branches and almost 1,500 ATMs across six Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

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